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                                                                     NUVEEN LOGO


                IMPORTANT VOTING INFORMATION FOR SHAREHOLDERS OF


            NUVEEN FLAGSHIP FLORIDA INTERMEDIATE MUNICIPAL BOND FUND



The following is a brief overview of the proposals to be voted upon at the August 13, 1998 shareholder meeting. It should be read in conjunction with your fund's proxy statement, which was mailed to you earlier. If you would like another copy of the proxy statement, please call us at the number listed below.



                          YOUR VOTE IS VERY IMPORTANT.


If you have not already done so, please fill out and return the enclosed proxy card in a timely fashion. Thank you for your support of the Nuveen family of mutual funds.


Q. WHAT ARE SHAREHOLDERS BEING ASKED TO VOTE ON AT THE UPCOMING SPECIAL SHAREHOLDER MEETING ON AUGUST 13?

A. The Board of Trustees for the Nuveen Flagship Florida Intermediate Municipal Bond Fund (the "Florida Intermediate Fund") has called a Special Shareholder Meeting for August 13, 1998 at which you will be asked to vote on a reorganization (the "Reorganization") of your fund into the Nuveen Flagship Intermediate Municipal Bond Fund (the "Intermediate Fund").

Q. ARE THERE ANY DIFFERENCES BETWEEN THE FUNDS?

A. The Intermediate Fund is substantially the same as the Florida Intermediate Fund in its philosophy, investment objectives and policies and day-to-day portfolio management except that the Intermediate Fund invests in municipal bonds issued nationwide and so does not invest substantially all of its assets in municipal bonds exempt from both regular federal as well as the Florida state intangibles tax. In evaluating the Reorganization, Florida Intermediate Fund shareholders should consider the impact of losing the exemption from the Florida state intangibles tax.

Q. WHAT ADVANTAGES WILL THIS PRODUCE FOR FUND SHAREHOLDERS?

A. We expect the proposed Reorganization to (i) lower gross operating expenses as a percentage of net assets due to the Intermediate Fund's larger net assets and greater economies of scale; (ii) improve portfolio diversification; (iii) lower portfolio transaction costs; and (iv) retain an intermediate term investment focus. The Board believes that these potential benefits, together with the potentially higher distributions from the Intermediate Fund, should offset the loss of the exemption from the Florida state intangibles tax.

Q. HAS THE FUND'S BOARD OF TRUSTEES APPROVED THE PROPOSAL?

A. The Board of Trustees of the Florida Intermediate Fund has unanimously agreed that this Reorganization is in your best interests and recommends that you vote in favor of it.

Q. WHAT IS THE TIMETABLE FOR THE REORGANIZATION?

A. Effective May 8, 1998, the Florida Intermediate Fund was closed to new investors; existing investors, however, may continue to make additional purchases and reinvest dividends. If approved by shareholders on August 13, 1998, the Reorganization is expected to take effect on August 21, 1998.

Q. WILL I RECEIVE NEW SHARES IN EXCHANGE FOR MY CURRENT SHARES?

A. Yes. Upon approval and completion of the Reorganization, shareholders of the Florida Intermediate Fund will exchange their shares for shares of the Intermediate Fund based upon a specified exchange ratio determined by the ratio of the respective net asset values of the funds. You will receive Intermediate Fund shares whose aggregate value at the time of issuance will equal the aggregate value of your Florida Intermediate Fund shares on that date.
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Q. IF I OWN SHARES IN CERTIFICATE FORM, WILL I NEED TO EXCHANGE THEM FOR
   CERTIFICATES OF MY NEW FUND?

A. Certificates for Intermediate Fund shares will not be issued automatically as part of the Reorganization, although we will send you certificates upon request. If you currently own Florida Intermediate Fund shares in certificate form, you will need to return these certificates to Nuveen in order to receive new certificates for your Intermediate Fund shares.

   If you prefer, however, you may exchange your certificates for book entry shares. These shares are held in a convenient computerized system that enables shareholders to receive a complete and accurate record of their holdings without having to worry about the safekeeping of certificates or the expense involved with replacing a lost or stolen certificate. Just complete the appropriate section of the Letter of Transmittal requesting book entry shares. Regardless of the way you choose to hold your shares after the Reorganization, certificates should be returned to the fund's transfer agent by certified mail as soon as possible.

Q. WILL I HAVE TO PAY ANY FEES OR EXPENSES IN CONNECTION WITH THE
   REORGANIZATION?

A. No. All of the funds' expenses associated with the Reorganization will be borne by the Florida Intermediate Fund. However, since Nuveen currently reimburses any additional operating expenses for the Florida Intermediate Fund, Nuveen will effectively bear the full cost of the Reorganization.

Q. HOW DO MANAGEMENT FEES AND OTHER FUND OPERATING EXPENSES COMPARE BETWEEN THE TWO FUNDS?

A. Upon approval and completion of the proposed Reorganization, Florida Intermediate Fund shareholders will pay lower management fees as a percentage of net assets and will also benefit from lower gross fund operating expenses (before expense waivers/reimbursements) as a percentage of net assets, reflecting the larger net assets and greater economies of scale of the Intermediate Fund. Currently, net fund operating expenses (after expense waivers/reimbursements) of the Florida Intermediate Fund are similar to those of the Intermediate Fund as a percentage of net assets, but only because of the greater level of voluntary expense waivers/reimbursements by Nuveen for the Florida Intermediate Fund. For both the Intermediate Fund and the Florida Intermediate Fund, Nuveen has agreed to voluntarily waive some or all of its fees or reimburse certain expenses. The waivers/reimbursements for the Intermediate Fund are subject to change in the future and there can be no assurance that Nuveen will continue the waivers/reimbursements for the Florida Intermediate Fund if the Reorganization is not approved.

Q. WILL THIS REORGANIZATION CREATE A TAXABLE EVENT FOR ME?

A. The Reorganization is intended to be done on a tax-free basis for federal income tax purposes. Therefore, you will recognize no gain or loss for federal income tax purposes as a result of the Reorganization. In addition, the tax basis and holding period of the Intermediate Fund shares you receive will be the same as the tax basis and holding period of your Florida Intermediate Fund shares.

Q. CAN I EXCHANGE OR REDEEM MY FLORIDA INTERMEDIATE FUND SHARES BEFORE THE REORGANIZATION TAKES PLACE?

A. Upon approval of the Reorganization, you may exchange your Florida Intermediate Fund shares for shares of any other Nuveen Mutual Fund, or redeem your shares, at any time. If you choose to do so, your request will be treated as a normal exchange or redemption of shares (subject to any applicable deferred sales charge) and will be a taxable transaction for federal income tax purposes.

Q. HOW DO I VOTE MY SHARES?

A. You can vote your shares by completing and signing the enclosed proxy card(s), and mailing them in the enclosed postage-paid envelope. If you need any assistance, or have any questions regarding the proposals or how to vote your shares, please call your financial adviser or Nuveen at (800) 414-7447 weekdays from 7:00 a.m. to 7:00 p.m. Central time.

Q. WILL NUVEEN CONTACT ME?

A. You may receive a call to verify that you received your proxy materials and to answer any questions you may have about the Reorganization.